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DECEMBER 10, 1999


NEWS FROM:           FLOWSERVE CORPORATION

SUBJECT:             FLOWSERVE RECEIVES ANTITRUST CLEARANCE
                     TO PROCEED WITH ACQUISITION OF INVATEC


FOR INFORMATION:     Crystal C. Bell (972) 443-6557


         DALLAS, TEXAS - Flowserve Corporation announces today that it has received clearance under federal antitrust law to proceed with its proposed acquisition of Innovative Valve Technologies, Inc. (Invatec) (OTC Bulletin
Board: IVTC.OB). According to Flowserve, the waiting period required under federal antitrust law has terminated, which allows the Company to move ahead with its tender offer to acquire Invatec, announced on November 18.

         Flowserve still expects to close the transaction in early January
2000.

         Flowserve Corporation (NYSE: FLS) is one of the world's leading providers of industrial flow management services. Operating in 29 countries, with 1998 sales of $1.1 billion and about 7,000 employees, the Company produces engineered pumps for the process industries, precision mechanical seals, automated and manual quarter-turn valves, control valves and valve actuators, and provides a range of related flow management services.

         More information about Flowserve Corporation can be obtained by visiting the Company's web site at www.flowserve.com.

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SAFE HARBOR STATEMENT: This news release contains various forward-looking statements and includes assumptions about Flowserve's future market conditions, operations and results. These statements are based on current expectations and are subject to significant risks and uncertainties. They are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Among the many factors that could cause actual results to differ materially from the forward-looking statements are: further changes in the already competitive environment for the Company's products or competitors' responses to Flowserve's strategies; the Company's ability to integrate Invatec into its management and operations; political risks or trade embargoes affecting important country markets; the health of the petroleum, chemical and power industries; economic turmoil in areas outside the United States; continued economic growth within the United States; unanticipated difficulties or costs or reduction in benefits associated with the implementation of the Company's "Flowserver" business process improvement initiative, including software; the impact of the "Year 2000" computer issue; and the recognition of significant expenses associated with adjustments to realign the combined Company's facilities and other capabilities with its strategies and business conditions.


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